                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                        EXCHANGE ACT OF 1934, AS AMENDED.


Filed by the registrant  |X|

Filed by a party other than the registrant  |_|

Check the appropriate box:  |_|

         Preliminary proxy statement  |_|

         Definitive proxy statement  |X|

         Definitive additional materials  |_|

         Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12  |_|

                             1-800-FLOWERS.COM, Inc.
--------------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|X|     No fee required.

|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)      Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------

        (2)      Aggregate number of securities to which transactions applies:


--------------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

        (4)      Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

         (5)      Total fee paid:


--------------------------------------------------------------------------------
o        Fee paid previously with preliminary materials:


--------------------------------------------------------------------------------
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:


--------------------------------------------------------------------------------
         (2)      Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------

         (3)      Filing Party:


--------------------------------------------------------------------------------
         (4)      Date Filed:

                             1-800-FLOWERS.COM, INC.

                               1600 Stewart Avenue
                            Westbury, New York 11590


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 6, 2000


                  The Annual Meeting of Stockholders (the "Annual Meeting") of 1-800-FLOWERS.COM, Inc. (the "Company") will be held at the offices of the Company's subsidiary, The Plow & Hearth, Inc. which is located at State Route 230 West, Madison Virginia 22727 (the "Meeting Place"), on Wednesday, December 6, 2000 at 9:00 a.m. eastern standard time or any adjournment thereof for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

                  (1) To elect three Directors to serve until the 2003 Annual Meeting or until their respective successors shall have been duly elected and qualified;

                  (2) To ratify the selection of Ernst & Young LLP, independent public accountants, as auditors of the Company for the fiscal year ending July 1, 2001;

                  (3)      To approve an Employee Stock Purchase Plan; and

                  (4) To transact such other matters as may properly come before the Annual Meeting.

                  Only stockholders of record at the close of business on October 20, 2000 will be entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting, and for a period of ten days prior to the Annual Meeting, during regular business hours at the Meeting Place.

                  All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                           By Order of the Board of Directors
                                           /s/ Gerard M. Gallagher
                                           Gerard M. Gallagher
                                           CORPORATE SECRETARY

Westbury, New York
November __, 2000


                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY

                             1-800-FLOWERS.COM, INC.


                                 PROXY STATEMENT

                                NOVEMBER __, 2000

                  This Proxy Statement is furnished to stockholders of record of 1-800-FLOWERS.COM, Inc. (the "Company") as of October 20, 2000 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders (the "Annual Meeting"), which will be held at the offices of the Company's subsidiary, The Plow and Hearth, Inc., which is located at State Route 230 West, Madison Virginia 22727 (the "Meeting Place") to be held on Wednesday, December 6, 2000 at 9:00 a.m. eastern standard time or at any adjournment thereof .

                  Shares cannot be voted at the Annual Meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominees as Directors of the Company, "FOR" the ratification of Ernst & Young LLP, independent public accountants, as auditors of the Company for the fiscal year ending July 1, 2001, and "FOR" the approval of the Employee Stock Purchase Plan, and will be voted in accordance with the discretion of the persons appointed as proxies with respect to other matters which may properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the Annual Meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

                  The Annual Report of the Company (which does not form a part of the proxy solicitation materials) is being distributed concurrently herewith to stockholders.

                  The mailing address of the principal executive office of the Company is 1600 Stewart Avenue, Westbury, New York 11590. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of the Company on November __, 2000.

                                VOTING SECURITIES

                  The Company has two classes of voting securities issued and outstanding, its Class A common stock, par value $0.01 per share (the "Class A Common Stock") and its Class B common stock, par value $0.01 per share (the "Class B Common Stock", and with the Class A Common Stock, the "Common Stock"), which generally vote together as a single class on all matters presented to the stockholders for their vote or approval. At the Annual Meeting, each stockholder of record at the close of business on October 20, 2000 of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock owned on that date as to each matter presented at the Annual Meeting and each stockholder of record at the close of business on October 20, 2000 of Class B Common Stock will be entitled to ten votes for each share of Class B Common Stock owned on that date as to each matter presented at the Annual Meeting. On October 20, 2000, 26,390,928 shares of Class A Common Stock were outstanding and 37,794,985 shares of Class B Common Stock were outstanding. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting, and for a period of ten days prior to the Annual Meeting, during regular business hours at the Meeting Place.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

                  Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting "FOR" the election of the nominees named below as Class I Directors of the Company to serve until the 2003 Annual Meeting or until their successors are duly elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.

                  Pursuant to the Company's Third Amended and Restated Certificate of Incorporation, the Board of Directors has been divided into three classes, denominated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms or until their respective successors are duly elected and qualified. The Board of Directors currently consists of eight members, three of whom are Class I Directors whose terms expire at the Annual Meeting and each of such Class I Directors is a nominee for election. The Class I Directors are Messrs. Jeffrey C. Walker, Lawrence V. Calcano and Kevin J. O'Connor. Messrs. David M. Beirne and Charles R. Lax are Class II Directors whose terms expire at the 2001 Annual Meeting. Messrs. James F. McCann, Christopher G. McCann and T. Guy Minetti are Class III Directors whose terms expire at the 2002 Annual Meeting. At each Annual Meeting, the successors to the Directors whose terms have expired are elected to serve from the time of their election and qualification until the third Annual Meeting following the election or until a successor has been duly elected and qualified. The Company's Third Amended and Restated Certificate of Incorporation restricts the removal of Directors under certain circumstances.

                  The affirmative vote of a plurality of the Company's outstanding Common Stock present in person or by proxy at the Annual Meeting is required to elect the Directors.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS (CLASS I DIRECTORS)

                  The following information with respect to the principal occupation or employment, other affiliations and business experience of each of the three nominees during the last five years has been furnished to the Company by such nominee.

                  JEFFREY C. WALKER, age 45, has been a Director of the Company since February 1995. Mr. Walker has been Managing Partner of Chase Capital Partners, the private equity group of The Chase Manhattan Corporation, since 1988, and a General Partner thereof since 1984. Mr. Walker is also a director of iXL, Guitar Center, House of Blues and Doane PetCare.

                  KEVIN J. O'CONNOR, age 39, has been a Director of the Company since July 1999. Mr. O'Connor co-founded DoubleClick, Inc., an Internet advertising network, and has served as the Chairman of the Board of Directors since its inception in January 1996. From December 1995 until January 1996, Mr. O'Connor served as Chief Executive Officer of Internet Advertising Network, an Internet advertising company, which he founded. From September 1994 to December 1995, Mr. O'Connor served as director of Research for Digital Communications Associates, a data communications company (now Attachmate Corporation), and from April 1992 to September 1994, as its Chief Technical Officer and Vice President, Research.

                  LAWRENCE V. CALCANO, age 37, has been a Director of the Company since August 1999. Mr. Calcano is a Managing Director and Co-Chief Operating Officer of the High Technology Department at Goldman, Sachs & Co., a worldwide investment banking firm. Prior to this appointment in July 1999, Mr. Calcano managed the East Coast High Technology Group for Goldman from April 1993. Mr. Calcano also serves on Goldman's Firmwide Technology Operating Committee as well as the Investment Banking Division's Technology Committee.


       THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF JEFFREY C. WALKER, KEVIN J. O'CONNOR AND LAWRENCE V. CALCANO AS CLASS I
       DIRECTORS TO SERVE IN SUCH CAPACITY UNTIL THE 2003 ANNUAL MEETING.

INFORMATION REGARDING DIRECTORS WHO ARE NOT NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                  The following information with respect to the principal occupation or employment, other affiliations and business experience during the last five years of each Director who is not a nominee for election at the Annual Meeting has been furnished to the Company by such Director.

                  JAMES F. MCCANN, age 49, has served as the Company's Chairman of the Board and Chief Executive Officer since inception. Mr. McCann has been in the floral industry since 1976 when he commenced his retail chain of flower shops in the New York metropolitan area. Mr. McCann is a member of the boards of directors of Gateway, OfficeMax, and Very Special Arts, as well as the boards of Hofstra University and Winthrop-University Hospital. James
F. McCann is the brother of Christopher G. McCann who is a Director and President of the Company.

                  CHRISTOPHER G. MCCANN, age 39, has been the Company's President since September 2000 and prior to that was the Company's Senior Vice President. Mr. McCann has been a Director of the Company since inception. Mr. McCann serves on the board of directors of Neoware, Inc. and Gizmoz, Inc. and is a member of the Board of Trustees of the Marist College. Christopher G. McCann is the brother of James F. McCann who is the Chief Executive Officer and Chairman of the Board of the Company.

                  T. GUY MINETTI, age 49, has been a Director of the Company since December 1993 and became the Company's Vice Chairman in September 2000. Mr. Minetti serves as President of Bayberry Advisors, an investment banking firm, which he founded in March 1989. In September 1993, Mr. Minetti co-founded American Sports Products Group Inc., which is a holding company that acquired nine niche sporting goods manufacturers. Mr. Minetti currently serves as Vice Chairman for American Sports. Prior to forming Bayberry, Mr. Minetti was a Managing director at Kidder, Peabody & Company.

                  DAVID M. BEIRNE, age 37, has been a Director of the Company since July 1999. Mr. Beirne has been a Managing Member of Benchmark Capital Management Co. II, L.L.C., a venture capital firm, since June 1997. Prior to joining Benchmark, Mr. Beirne founded Ramsey/Beirne Associates, an executive search firm, and served as its Chief Executive Officer from October 1987 to June 1997. Mr. Beirne serves as a director of Kana Communications, Inc., PlanetRx, Inc., Scient Corporation and Webvan Group, Inc.

                  CHARLES R. LAX, age 41, has been a Director of the Company since July 1999. Mr. Lax is a general partner of SOFTBANK Capital Partners, a firm he co-founded in July 1999. Mr. Lax is also managing director of SOFTBANK Venture Capital which he co-founded in November 1997. Since 1996, Mr. Lax has been a Vice President of SOFTBANK Holdings Inc. Mr. Lax is also a director of SOFTBANK Investment America Corporation. Prior to joining SOFTBANK, Mr. Lax was previously a venture partner at VIMAC Partners LLC, a venture capital firm specializing in investments in the information technology and Internet-related industries from June 1993 to July 1996. Mr. Lax also serves on the boards of Global Sports Interactive, a sports equipment company, Interliant, Inc., an Internet hosting service company and Webhire, Inc., a human resources staffing software company. Mr. Lax also serves on the board of a number of private companies, including Clearcross, Inc., Third Age Media, Inc., LIMITrader Securities, Inc. and Reciprocal, Inc.

COMMITTEES OF THE BOARD

                  The Audit Committee of the Board of Directors reports to the Board regarding the appointment of the Company's independent public accountants, the scope and results of its annual audits, compliance with accounting and financial policies and management's procedures and policies relative to the adequacy of internal accounting controls. During Fiscal 2000, the Audit Committee consisted of Messrs. O'Connor, Calcano and Lax. Mr. Calcano resigned from the Audit Committee in October 2000. The Audit Committee currently consists of Messrs. O'Connor, Beirne and Lax, who are all independent Directors of the Company as defined by the Rules and Regulations of the Nasdaq National Market. The Audit Committee's Charter is attached as Appendix A to this Proxy Statement.

                  The Compensation Committee of the Board of Directors reviews and makes recommendations regarding the Company's compensation policies and all forms of compensation to be provided to the Company's employees, executive officers and Directors. In addition, the Compensation Committee administers the Company's 1999 Stock Incentive Plan under which option grants, stock appreciation rights, restricted awards and performance awards may be made to Directors, executive officers and employees of the Company and its subsidiaries. The Board of

Directors has authorized a secondary committee of the Compensation Committee, which consists of Mr. James F. McCann, to also review stock compensation options for all of the Company's employees, other than its executive officers. The current members of the Compensation Committee are Messrs. Walker, Beirne and Lax, who are all independent Directors of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  No interlocking relationships exist between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee was an officer or employee of the Company at any time during Fiscal 2000.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

                  During Fiscal 2000, the Board of Directors held five meetings and acted by unanimous written consent on seven occasions. During Fiscal 2000, each Director attended at least 75% of the meetings of the Board of Directors, except Mr. Calcano who did not attend two meetings of the Board of Directors. The Audit Committee held two meetings during Fiscal 2000 and did not act by unanimous written consent. All members of the Audit Committee were present at such meetings. The Compensation Committee held two meetings and acted by unanimous consent five times in Fiscal 2000. All members of the Compensation Committee were present at such meetings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission and the Nasdaq Stock Market. Officers, directors, and greater than 10% stockholders are required by Commission regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

                  Based solely on a review of the copies of such reports furnished to us, we believe that, since the Company's initial public offering, all Section 16(a) filing requirements applicable to our officers, Directors and greater than 10% stockholders were satisfied.

COMPENSATION OF DIRECTORS

                  Directors currently do not receive a stated salary from the Company for their service as members of the Board of Directors, although by resolution of the Board they may receive a fixed sum and reimbursement for expenses in connection with their attendance at Board and committee meetings. The Company currently does not provide additional compensation for committee participation or special assignments of the Board of Directors.

                  The Company entered into a letter agreement with Bayberry Advisors, Inc. ("Bayberry"), pursuant to which Bayberry provided the Company with consulting and advisory services. T. Guy Minetti, one of the Company's Directors and the Company's Vice-Chairman, serves as Bayberry's President and owns 70% of its outstanding stock, and James F. McCann, the Company's Chairman of the Board and Chief Executive Officer, owns 30% of its outstanding stock. The Company paid Bayberry $304,750 for these services, inclusive of expenses, in Fiscal 2000. The letter agreement was voluntarily terminated by the parties on September 13, 2000.

                  In August 1999, the Company granted to each of Messrs. Calcano and O'Connor options to purchase 10,000 shares and Mr. Minetti 50,000 shares of Class A Common Stock with an exercise price equal to $21 per share. In addition, the Company granted Mr. Minetti options to purchase 11,500 shares of Class A Common Stock with an exercise price equal to $12.44 per share in December 1999, and options to purchase 61,500 shares of Class A Common Stock with an exercise price equal to $4.50 per share in April 2000.

                  Each individual who first becomes a non-employee member of the Board of Directors will automatically receive an option grant for 10,000 shares of Class A Common Stock on the date such individual joins the Board. In addition, on the date of each Annual Meeting, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares of Class A Common Stock, if such individual has served on the Board for at least six months.

                  Compensation information on Christopher G. McCann and James
F. McCann, who are Directors as well as executive officers of the Company, is contained under the section titled "Executive Compensation and Other Information."

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION



                  The following individuals were serving as executive officers of the Company on October 20, 2000:


NAME                                      AGE    POSITION WITH THE COMPANY
----                                      ---    -------------------------

James F. McCann .......................    49    Chairman of the Board and Chief Executive Officer
Christopher G. McCann..................    39    Director and President
T. Guy Minetti.........................    49    Director and Vice Chairman of Corporate Development
Peter G. Rice..........................    55    President of Plow & Hearth
William E. Shea........................    41    Senior Vice President of Finance and Administration, Treasurer,
                                                 Chief Financial Officer
Gerard M. Gallagher....................    47    Senior Vice President, General Counsel, Corporate Secretary
Thomas G. Hartnett.....................    37    Senior Vice President of Retail and Fulfillment
Vincent J. McVeigh.....................    40    Senior Vice President
Pamela Knox............................    42    Senior Vice President of Marketing


INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

                  PETER G. RICE, President - Plow & Hearth, was co-founder of The Plow & Hearth, Inc. and served as its President and Chairman of the Board since its inception in November 1980. Mr. Rice was founder of Blue Ridge Mountain Sports, a chain of retail backpacking/outdoor stores, and co-founder of Phoenix Products, a manufacturer of kayaks. He is a member of the Catalog Advisory Committee of the Direct Marketing Association and a past director of the New England Mail Order Association and of the U.S. Senate Productivity and Quality Award Board for Virginia.

                  WILLIAM E. SHEA has been our Senior Vice President of Finance and Administration and our Chief Financial Officer since September 2000.
Before holding his current position, Mr. Shea was our Vice President of Finance and Corporate Controller after joining us in April 1996. From 1980 until joining us, Mr. Shea was a certified public accountant with Ernst &
Young LLP.

                  GERARD M. GALLAGHER has been our Senior Vice President , General Counsel, and Corporate Secretary since August 1999 and has been providing legal services to the Company since its inception. Mr. Gallagher is the founder and a managing partner in the law firm Gallagher, Walker, Bianco and Plastaras, based in Mineola, New York, specializing in corporate, litigation, and intellectual property matters, since 1993. Mr. Gallagher is duly admitted to practice before the New York State Courts and the United States District Courts of both the Eastern District and Southern District of New York.

                  THOMAS G. HARTNETT has been our Senior Vice President of Retail and Fulfillment since September 2000. Before holding this position, Mr. Hartnett held various positions within the Company since joining the Company in 1991, including Controller, Director of Store Operations, Vice President of Retail Operations and, most recently as Vice President of Strategic Development.

                  VINCENT J. MCVEIGH has been our Senior Vice President since October 2000. Before holding this position, Mr. McVeigh held various positions within the Company since joining the Company in 1991, including Bloomnet Manager, Director of Call Center Operations and, most recently as Vice President of Merchandising.

                  PAMELA KNOX has been our Senior Vice President of Marketing since October 2000. Prior to joining the Company, Ms. Knox served as Vice President of the Marketing Delivery Group of Citibank since March 1997. Prior to Citibank, Ms. Knox held several Marketing Director positions with Ameritech since March 1995.

                           SUMMARY COMPENSATION TABLE

                  The following table sets forth the annual and long-term compensation paid by the Company during Fiscal 2000 and the fiscal years ended June 27, 1999 and June 28, 1998 ("Fiscal 1999" and "Fiscal 1998") to the Company's Chief Executive Officer and the four highest compensated other executive officers of the Company whose total compensation during Fiscal 2000 exceeded $100,000 (collectively, the "Named Executive Officers"):


                                                                                               LONG-TERM
                                                           ANNUAL COMPENSATION                COMPENSATION
                                                  -------------------------------------       ------------      ------------
                                                                                               SECURITIES
                                                                           OTHER ANNUAL        UNDERLYING         ALL OTHER
                                    FISCAL        SALARY      BONUS        COMPENSATION         OPTIONS         COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR          ($)         ($)            ($)(1)             (#)(2)              ($)
---------------------------         ------        ------     ----------    -------------       ----------       ------------

James F. McCann...................     2000     $1,000,000    $196,000          -               80,000                 -
Chief Executive Officer                1999      1,229,930           -          -                    -                 -
                                       1998      1,229,930           -          -                    -                 -

Christopher G. McCann.............     2000        250,000      85,750          -              451,000                 -
Senior Vice President                  1999        216,667      36,000          -              353,000                 -
                                       1998        191,667      42,600          -                    -                 -

Peter G. Rice.....................     2000        211,000      65,000          -              136,500                 -
President of Plow & Hearth             1999        200,000      26,368          -                    -                 -
                                       1998        51,236            -          -

John W. Smolak (3)................     2000        260,000      91,000          -                    -                 -
Senior Vice President of Finance       1999        125,000      39,000          -              150,000                 -
and Administration                     1998                                                                            -

Jeremiah J. Noonan (4)............     2000        272,000     100,000          -              351,000                 -
Senior Vice President of Marketing     1999              -           -          -                                      -
                                       1998              -           -          -                                      -


---------------------------

(1) Other compensation in the form of perquisites and other personal benefits has been omitted as the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus for the executive officer for such year.
(2) The Company did not grant any stock appreciation rights or make any long-term incentive plan payments to any Named Executive Officers in 2000, 1999 or 1998.
(3) Mr. Smolak served as the Company's Senior Vice President of Finance and Administration during the period January 1999 until September 1, 2000.
(4) Mr. Noonan served as the Company's Senior Vice President of Marketing during the period August 1999 through June 30, 2000.

OPTION GRANTS IN LAST FISCAL YEAR

                  The following table provides information with respect to the stock option grants made during Fiscal 2000 to the Named Executive Officers. No stock appreciation rights were granted during Fiscal 2000.


                                                                                            POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED RATES
                                                 % OF TOTAL                                    OF STOCK PRICE
                                  NUMBER OF       OPTIONS                                     APPRECIATION FOR
                                  SECURITIES     GRANTED TO     EXERCISE                       OPTION TERM (4)
                                  UNDERLYING     EMPLOYEES       PRICE                     ----------------------
                                   OPTIONS       IN FISCAL     ($/SHARE)     EXPIRATION
NAME                             GRANTED (1)      2000 (2)        (3)           DATE              5%         10%
----                             -----------     ----------    ---------     ----------    ----------------------
James F. McCann...............        40,190      0.8%         $13.69             12/09     $345,966    $876,855
                                      39,810      0.8           12.44             12/09      311,405     789,258
Christopher G. McCann.........       200,000      3.9           21.00              8/09    2,640,960   6,693,540
                                      25,500      0.5           12.44             12/09      199,468     505,554
                                     225,500      4.4            4.50              4/10      638,075   1,617,207
Peter G. Rice.................        25,000      0.5           21.00              8/09      330,120     836,693
                                      11,000      0.2           12.44             12/09       86,045     218,082
                                     100,500      2.0            4.50              4/10      284,375     750,751
John W. Smolak................             -       -                 -                -            -           -
Jeremiah J. Noonan............       300,000      5.9           16.00              8/09    3,018,240   7,649,760
                                      25,500      0.5           12.44             12/09      199,468     505,554
                                      25,500      0.5            4.50              4/10       72,155     182,877


(1) The options listed in the table that expire in August 2009, except for 50,000 options granted to Mr. Noonan, which vested upon issuance, become exercisable at a rate of 25% after completion of the first year of service and 25% at the completion of each year of service thereafter. The options listed in the table that expire later than August 2009 become exercisable at a rate of 20% after the completion of the first year of service and 20% at the completion of each year of service thereafter. Upon a merger or other change in control, the option shares shall vest in full if outstanding options are not assumed by the acquiring entity. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of employment with the Company.
(2)      Based on an aggregate of 5,099,550 options granted in Fiscal 2000.
(3) The exercise price may be paid in cash, by surrendering shares owned by the optionee for a sufficient period of time or through a cashless exercise procedure.
(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                  The following table sets forth the number of options exercised during Fiscal 2000 and the number and value of unexercised options held by each of the named executive officers at July 2, 2000.



                                SHARES       VALUE         NUMBER OF SECURITIES UNDERLYING
                              ACQUIRED ON   REALIZED        UNEXERCISED OPTIONS AT FISCAL       VALUE OF UNEXERCISED IN-THE-MONEY
                             EXERCISE (#)   ($)(1)                   YEAR-END (#)                OPTIONS AT FISCAL YEAR END ($)(2)
                             ------------   --------       --------------------------------     ---------------------------------
NAME                                                        EXERCISABLE       UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
----                                                        -----------       -------------       -----------      -------------
James F. McCann............             -            -             -               80,000                 -                  -
Christopher G. McCann......             -            -       741,400              485,600        $2,397,505           $464,533
Peter G. Rice..............             -            -             -              136,500                 -             62,813
John W. Smolak (3).........         37,500    $300,000             -              112,500                 -            351,563
Jeremiah J. Noonan (3).....             -            -             -                    -                 -                  -


---------------------------

(1) Amounts calculated by subtracting the exercise price of the options from the market value of the underlying Class A Common Stock using the closing selling price as reported on the Nasdaq National Market on the date of exercise of these options.
(2) Amounts calculated by subtracting the exercise price of the options from the market value of the underlying Class A Common Stock using the closing selling price as reported on the Nasdaq National Market of $5.125 per share of Class A Common Stock on July 2, 2000, the last day of Fiscal 2000.
(3) Mr. Smolak's unexercised options at July 2, 2000 were terminated effective with his cessation of employment in September 2000. All of Mr. Noonan's stock options were terminated upon cessation of his employment in June 2000.

EMPLOYMENT AGREEMENTS

                  Mr. James F. McCann's employment agreement became effective as of July 1, 1999. The agreement provides for a five year term, and on each anniversary of the agreement, the term is extended for one additional year. Mr. McCann is eligible to participate in the Company's management incentive plan, other bonus or benefits plans, stock option plan, and is entitled to health and life insurance coverage for himself and his dependents. The agreement provided for an annual base salary of $1,000,000 for Fiscal 2000 with provisions allowing for annual increases. Upon termination without good cause or resignation for good reason, including a change of control, Mr. McCann is entitled to severance pay in the amount of $2,500,000, plus the base salary otherwise payable to him for the balance of the then current employment term and any base salary, bonuses, vacation and unreimbursed expenses accrued but unpaid as of the termination date, and health and life insurance coverage for himself and his dependents for the balance of the then current employment term. Upon termination due to death, or for good cause or a voluntary resignation, Mr. McCann is not entitled to any compensation from the Company, except for the payment of any base salary, bonuses, benefits or unreimbursed expenses accrued but unpaid as of the date of termination.

                  Mr. Christopher G. McCann's employment agreement became effective as of July 1, 1999. The agreement provides for a five year term, and on each anniversary of the agreement, the term is extended for one additional year. Mr. McCann is eligible to participate in the Company's management incentive plan, other bonus or benefits plans, stock option plan, and is entitled to health and life insurance coverage for himself and his dependents. The agreement provided for an annual base salary of $250,000 for Fiscal 2000, with provisions allowing for annual increases. Upon termination without good cause or resignation for good reason, including a change of control, Mr. McCann is entitled to severance pay in the amount of $500,000, plus the base salary otherwise payable to him for the balance of the then current employment term and any base salary, bonuses, vacation and unreimbursed expenses accrued but unpaid as of the termination date, and health and life insurance coverage for himself and his dependents for the balance of the then current employment term. Upon termination due to death, or for good cause, or a voluntary resignation, Mr. McCann is not entitled to any compensation from the Company, except for the payment of any base salary, bonuses, benefits or unreimbursed expenses accrued but unpaid as of the date of such termination.

                  Mr. Rice has entered into an employment agreement with Plow & Hearth, which became effective April 3, 1998. The agreement terminates on April 3, 2001, with automatic one-year renewals unless prior notice of termination is given. Mr. Rice's annual salary is $211,000 and he is eligible to participate in the Company's management incentive plan. Upon termination without cause, Mr. Rice is entitled to an amount equal to his salary through the end of the agreement, any amounts earned, accrued or owing but not yet paid as of the date of the termination and other benefits, if any, as are payable to or for the benefit of Mr. Rice as of the date of his termination until the end of the agreement.

                  Under their employment agreements, Messrs. James F. McCann and Christopher G. McCann are each restricted from participating in a competitive floral products business for a period of one year after a voluntary resignation or termination for good cause. Mr. Rice has agreed not to compete with the Company or solicit its clients or employees during his term of employment and for two years immediately following his termination. Each of these executives is also bound by confidentiality provisions, which prohibit the executive from, among other things, disseminating or using confidential information about the Company's clients in any way that would be adverse to the Company.

                  Messrs. Noonan and Smolak had employment agreements with the Company, but which agreements have been terminated pursuant to separation agreements and general releases, and the Company has no continuing financial obligations to either of these individuals. Pursuant to the Separation Agreement and General Release entered into by Mr. Noonan, he was paid the balance due him under the bonus guaranteed in his employment agreement in addition to accrued vacation and expenses. All stock options previously granted to Mr. Noonan were terminated. Pursuant to the Separation Agreement and General Release entered into by Mr. Smolak, he was paid a sum equal to his base salary through September 30,

2000, accrued vacation and the sum due him pursuant to the Company's bonus plan. All unexercised stock options previously granted to Mr. Smolak were terminated.

                          COMPENSATION COMMITTEE REPORT

                  The Compensation Committee advises the Board of Directors on issues concerning the Company's compensation philosophy, and the compensation of executive officers and other individuals compensated by the Company. The Compensation Committee is responsible for the administration of the Company's 1999 Stock Incentive Plan under which option grants, stock appreciation rights, restricted awards and performance awards may be made to Directors, executive officers and employees of the Company and its subsidiaries. The Board of Directors has authorized a secondary committee of the Compensation Committee to also review stock compensation options for all of the Company's employees other than its executive officers.

                  The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

                  GENERAL COMPENSATION POLICY. The fundamental policy of the Compensation Committee is to advise the Board of Directors on information which will aid the Board of Directors in providing the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's philosophy to advise the Board of Directors that a portion of each executive officer's compensation should be contingent upon the Company's performance as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer should be comprised of two elements: (i) base salary and bonus which reflects experience and individual and Company performance and is designed to be competitive with salary levels in the industry, and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

                  FACTORS. The principal factors which the Compensation Committee considers in reviewing the components of each executive officer's compensation package are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Board of Directors with respect to executive compensation for future years.

                  o BASE SALARY. The suggested base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations. The weight given to each of these factors shall differ from individual to individual as the Compensation Committee deems appropriate.

                  o LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided primarily through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share over a specified period of time. Each option generally becomes exercisable in installments over a fixed period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates.

                  The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also intends to consider the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee has not and will not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

                  CEO COMPENSATION. In July 1999, the Board of Directors approved the Employment Agreement between the Company and James F. McCann, its Chairman of the Board and Chief Executive Officer, which provided for an annual salary of $1,000,000 and eligibility to participate in the Company's management incentive plan, or other bonus or benefits plans, stock option plan, and which is discussed in further detail under "Employment Agreements". The Board determined it to be in the best interests of the Company to enter into the Employment Agreement with Mr. McCann as of such date and believes that the Agreement with Mr. McCann and the compensation paid thereunder for Fiscal 2000 was fair and reasonable. In determining the total compensation for Mr. McCann, and that such compensation was fair and reasonable in Fiscal 2000, a number of factors were taken into account. These factors included the key role Mr. McCann has performed with the Company from its inception to the successful completion of the initial public offering (the "IPO") in August 1999 and which he continues to fill to date; the benefit to the Company in assuring the retention of his services; the performance of the Company compared to its budgeted performance both pre-IPO and during Fiscal 2000; the competitive market conditions for executive compensation; and the objective evaluation of Mr. McCann's performance of his duties as Chairman of the Board and Chief Executive Officer.

                  COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m). As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The 1999 Stock Incentive Plan contains certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

                  The Compensation Committee does not expect that the non-performance based compensation to be paid to any of the Company's executive officers for Fiscal 2001 will exceed the $1 million limit per officer. Further, in accordance with issued Treasury Regulations relating to the $1 million limitation, the Committee may in the future determine to restructure one or more components of the compensation paid to the executive officers so as to qualify those components as performance-based compensation that will not be subject to the $1 million limitation.

THE COMPENSATION COMMITTEE

David M. Beirne
Charles R. Lax
Jeffrey C. Walker

STOCK PERFORMANCE GRAPH

                  The following graph compares the percentage change in the cumulative total stockholder return on the Company's common stock during the period from the Company's initial public offering in August 3, 1999, through July 2, 2000, with the cumulative total returns of the Russell 2000 and the Nasdaq Non-Financial indices. The comparison assumes $100 was invested on the close of business of August 3, 1999 in each of the foregoing indices, and assumes dividends, if any, were reinvested.

          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                         Cumulative Total Return
                           ----------------------------------------------------
                                 8/99         12/99       3/00          6/00
1-800-FLOWERS.COM, INC.        100.00         58.77      39.18         28.18
RUSSELL 2000                   100.00        114.09     110.12        105.96
NASDAQ NON-FINANCIAL           100.00        160.06     181.45        156.57

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                  The following table sets forth information with respect to beneficial ownership of the Company's Class A Common Stock and Class B Common Stock, as of October 20, 2000, for (i) each person known by the Company to beneficially own more than 5% of each class; (ii) each Director; (iii) each Named Executive Officer; and (iv) all of the Company's executive officers and Directors as a group. Information provided regarding Named Executive Officers no longer employed by the Company is based on the Company's best knowledge of the ownership of each of such individuals on October 20, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with resect to the securities. Unless otherwise indicated, the address for those listed below is c/o 1-800-FLOWERS.COM, Inc., 1600 Stewart Avenue, Westbury, New York 11590. Except as indicated by footnote, and subject applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially to them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such persons that are exercisable within 60 days of October 20, 2000, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 26,390,928 shares of Class A Common Stock and 37,794,985 shares of Class B Common Stock outstanding as of October 20, 2000.


                                                          SHARES                       % OF SHARES
                                                          ------                       -----------
                                                     BENEFICIALLY OWNED            BENEFICIALLY OWNED
                                                     ------------------            ------------------
NAME OF BENEFICIAL OWNER                         A SHARES         B SHARES       A SHARES     B SHARES
------------------------                         --------         --------       --------     --------
James F. McCann(1).........................            16,000       36,605,105            *         96.9%
Christopher G. McCann(2)...................             5,100        3,704,540            *          9.6%
T. Guy Minetti(3)..........................            24,400           20,000            *             *
John W. Smolak(4)..........................            42,200                -            *             -
Jeremiah J. Noonan(5)......................                 -                -            -             -
Peter G. Rice(6)...........................            33,540                -            *             -
Jeffrey C. Walker(7).......................         4,064,589                -        15.4%             -
David M. Beirne(8).........................         7,399,080                -        28.0%             -
Charles R. Lax(9)..........................         3,836,560                -        14.5%             -
Kevin J. O'Connor(10)......................            73,500                -            *             -
Lawrence V. Calcano(11)....................            15,000                -            *             -
Chase Venture Capital
Associates, L.P.(12).......................         4,064,589                -        15.4%             -
Benchmark Capital Partners(13).............         7,399,080                -        28.0%             -
SOFTBANK America Inc.(14)..................         3,836,560                -        14.5%             -
Waelinvest S.A.(15)........................         1,912,850                -         7.2%             -
All directors and executive officers as a
   group (15 persons)(16)..................        17,526,019       38,349,645        66.0%         99.3%


-----------

*        Indicates less than 1%.

(1) Includes (a) 16,000 shares of Class A Common Stock issuable upon the exercise of options which vest within 60 days and (b) 5,875,000 shares of Class B Common Stock held by limited partnerships, of which Mr. McCann is a limited partner and does not exercise control and of which he disclaims beneficial ownership.

(2) Includes (a) 5,100 shares of Class A Common Stock issuable upon the exercise of options which vest within 60 days, (b) 2,000,000 shares of Class B Common Stock held by a limited partnership, of which Mr. McCann is a general partner and exercises control and (c) 791,400 shares of Class B Common Stock issuable upon the exercise of currently exercisable stock options and options which vest within 60 days.

(3) Includes (a) 14,800 shares of Class A Common Stock issuable upon the exercise of options which vest within 60 days and (b) 20,000 shares of Class B Common Stock issuable upon the exercise of currently exercisable stock options.

(4)      Mr. Smolak's address is 158 Brewster Road, Wyckoff, New Jersey 07481.

(5)      Mr. Noonan's address is 3 Annie King Lane, Dover, MA 02030.

(6) Includes (a) 9,500 shares of Class A Common Stock held by Mr. Rice's wife of which he disclaims beneficial ownership, (b) 9,650 shares of Class A Common Stock issuable upon the exercise of options which vest within 60 days, (c) 1,490 shares of Class A Common Stock issuable upon the exercise of options, held by Mr. Rice's wife, which vest within 60 days, of which he disclaims beneficial ownership and (d) 2,550 shares of Class A Common Stock issuable upon the exercise of options, held by Mr. Rice's son, which vest within 60 days, of which he disclaims beneficial ownerhip. Mr. Rice's address is c/o The Plow & Hearth, Inc., State Road 230 West, Madison, VA 22727.

 (7) All shares indicated as owned by Mr. Walker are included because of Mr. Walker's affiliation with Chase Venture Capital Associates. The general partner of Chase Venture Capital Associates is Chase Capital Partners, of which Mr. Walker is a general partner. The remaining general partners of Chase Capital Partners who are natural persons are John R. Baron, Christopher C. Behrens, Mitchell J. Blutt, Arnold L. Chavkin, David Gilbert, Eric Green, Michael R. Hannon, Donald J. Hofmann, Stephen P. Murray, John M. B. O'Connor, Robert Ruggiero, Susan Segal, Shahan D. Soghikian, Lindsay Stuart, Timothy Walsh, Rick Waters and Damion E. Wicker. Mr. Walker disclaims beneficial ownership of all shares owned by Chase. Mr. Walker's address is c/o Chase Venture Capital Associates, 380 Madison Avenue, 12th Floor, New York, New York 10017.

(8) All shares indicated as owned by Mr. Beirne are included because of Mr. Beirne's affiliation with the Benchmark entities. Mr. Beirne disclaims beneficial ownership of all shares owned by the Benchmark entities. Mr. Beirne's address is c/o Benchmark Capital Partners, 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(9) All shares indicated as owned by Mr. Lax are included because of Mr. Lax's affiliation with Softbank. Mr. Lax disclaims beneficial ownership of all shares owned by Softbank. Mr. Lax's address is c/o Softbank America Inc., 10 Langley Road, Suite 202, Newton Center, Massachusetts 02459.

(10) Includes 10,000 shares of Class A Common Stock issuable upon the exercise of currently exercisable stock options. Mr. O'Connor's address is c/o DoubleClick, Inc., 41 Madison Ave., 32nd Floor, New York, New York, 10010.

(11) Includes 10,000 shares of Class A Common Stock issuable upon the exercise of currently exercisable stock options. Mr. Calcano's address is c/o Goldman Sachs & Co., 85 Broad Street, New York, New York 10004.

(12) The address of Chase is 380 Madison Avenue, 12th Floor, New York, New York 10017.

(13) Consists of (a) 951,870 shares of Class A Common Stock owned by Benchmark Capital Partners II, L.P., (b) 2,543,170 shares of Class A Common Stock owned by Benchmark Capital Partners III, L.P., and (c) 3,904,040 shares of Class A Common Stock owned by Benchmark Investors III, L.P. Benchmark Capital Management Co. II, L.L.C. is the general partner of Benchmark Capital Partners II, L.P. and directs its investment decisions, and Benchmark Capital Management Co. III, L.L.C. is the general partner of Benchmark Capital Partners III, L.P. and Benchmark Investors III, L.P. and controls their investment decision. Both Benchmark Capital Management Co. II and Benchmark Capital Management Co. III are controlled by David M. Beirne, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C. Kagel, Andrew S. Rachleff and Steven M. Spurlock. The address of the Benchmark entities is 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(14) SOFTBANK America Inc. is an indirect wholly-owned subsidiary of SOFTBANK Corp. Approximately 43.3% of the outstanding common stock of SOFTBANK Corp. is owned by Masayoshi Son. SOFTBANK's address is 10 Langley Road, Suite 202, Newton Center, Massachusetts 02459.

(15) Waelinvest is indirectly controlled by Mr. Bernard Arnault, who also controls, indirectly, LVMH Moet Hennessy Louis Vuitton S.A. The address of Waelinvest is rue Waelhem, 102, 1030 Brussels, Belgium.

(16) Includes (a) 148,890 shares of Class A Common Stock issuable upon exercise of a currently exercisable stock options and options which vest within 60 days and (b) 831,400 shares of Class B Common Stock issuable upon the exercise of currently exercisable stock options and options which vest within 60 days.




RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH CHASE

                  In January 1995, the Company entered into an investment agreement with the predecessor of Chase Venture Capital Associates ("Chase") under which Chase purchased shares of the Company's Class C Common Stock and a warrant to purchase 2,371,040 shares of Class A Common Stock with a nominal exercise price for an aggregate of $10.0 million. The warrant was exercised by Chase in May 2000. Chase currently holds over 5% of the Class A Common Stock and Jeffrey C. Walker, one of the Company's Directors, is a Managing Partner of Chase. With respect to the Company's private placement completed in May 1999, the Company entered into an amendment to the investment agreement, under which Chase agreed to allow the Company to redeem the Class C Common Stock owned by them in exchange for 263,452 shares of Class A Common Stock and approximately $14.9 million. The Company sold shares of preferred stock to Chase in the May 1999 private placement for a purchase price equal to the $14.9 million proceeds from the redemption of their Class C Common Stock.

         In March 1999, the Company entered into a credit agreement with The Chase Manhattan Bank ("Chase Bank"), an affiliate of Chase Venture Capital Associates and Jeffrey C. Walker, under which Chase Bank agreed to provide the Company with a term loan of $18.0 million and a revolving loan commitment of $12.0 million. A portion of the proceeds from the Company's initial public offering were used to repay all of its outstanding indebtedness under the credit facility.


TRANSACTIONS REGARDING PLOW & HEARTH

                  With respect to the Company's acquisition of 88% of the outstanding common stock of Plow & Hearth, it entered into a stockholders agreement, under which the remaining stockholders of Plow & Hearth had the right to either convert their shares of Plow & Hearth and Plow & Hearth options granted under one of its option plans into cash or shares of Class A Common Stock. The Plow & Hearth stockholders agreement was amended to provide that each of these minority holders were to have their interests redeemed upon effectiveness of the initial public offering for an aggregate of $8.4 million. In addition, Plow & Hearth's other option plan was amended so that upon effectiveness of the initial public offering, 40% of these options were accelerated and redeemed for an aggregate of $354,000 and the remaining 60% terminated. Peter G. Rice, an executive officer, received an aggregate of $4.0 million under these amendments.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

                  The Company terminated as of September 13, 2000, an agreement with Bayberry Advisors, Inc., under which Bayberry provided consulting and advisory services. These consulting and advisory services included advice on capital raising, business expansion and acquisitions, product line expansion, and on our business plan in general. T. Guy Minetti, one of the Company's Directors, serves as Bayberry's President and owns 70% of its outstanding stock, and James F. McCann, the Company's Chairman of the Board and Chief Executive Officer, owns 30% of its outstanding stock. Bayberry was paid $304,750, inclusive of expenses, for these services for Fiscal 2000.

                  The Company pays Gallagher, Walker, Bianco and Plastaras, a law firm in which our Senior Vice President and General Counsel, Gerard M. Gallagher, is a partner, a fee for Mr. Gallagher's services to the Company. The Company, with the approval of the Board, also pays Gallagher, Walker fees for other services rendered by other members of the firm on the Company's behalf. The fees paid in Fiscal 2000 by the Company to the firm for services provided by Mr. Gallagher were $302,700 and for other legal services provided by the firm the sum of $335,600 inclusive of disbursements; which fees the Company believes are fair and reasonable.

                  In July 1998, the Company loaned Christopher G. McCann, its Senior Vice President and a Director, an amount of $67,631 at an interest rate of 7% per annum. This loan was repaid in full in July 1999.

                  The Company maintains life insurance for each of its executive officers, except Mr. Gallagher and Mr. Minetti, in the amount of $50,000 and also maintains a directors' and officers' insurance policy.

GENERAL

                  The Company has adopted a policy providing that all future material transactions between it and its officers, Directors and other affiliates must be on fair terms and be approved by either a majority of the disinterested members of the Board or the stockholders.


                                   PROPOSAL 2

                         INDEPENDENT PUBLIC ACCOUNTANTS

                  Upon the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young LLP, independent public accountants and auditors of the Company since the Company's inception, as auditors of the Company to serve for the year ending July 1, 2001 (the "Fiscal 2001"), subject to the ratification of such appointment by the stockholders at the Annual Meeting. The affirmative vote of a plurality of the Company's outstanding Common Stock present in person or by proxy is required to ratify the appointment of the auditors. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the ratification of Ernst & Young LLP to serve as the Company's auditors for Fiscal 2001. A representative of Ernst & Young LLP will attend the Annual Meeting with the opportunity to make a statement if he or she so desires and will also be available to answer inquiries.

          THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION AND APROVAL OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS
               THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2001.


                                   PROPOSAL 3

                APPROVAL OF THE 2001 EMPLOYEE STOCK PURCHASE PLAN

         The stockholders are being asked to approve the 1-800-Flowers.com, Inc. 2001 Employee Stock Purchase Plan (the "Purchase Plan"), which has been approved by the Board. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to meet the requirements of an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code (the "Code"). If the stockholders do not approve the Purchase Plan, the Purchase Plan will not be implemented by the Company.

         The Purchase Plan is intended to benefit the Company as well as its stockholders and employees. The Purchase Plan gives employees an opportunity to purchase shares of Common Stock at a favorable price. The Company believes that the stockholders will correspondingly benefit from the increased interest on the part of participating employees in the profitability of the Company. Finally, the Company will benefit from the periodic investments of equity capital provided by participants in the Purchase Plan.

         The following summary of certain Purchase Plan provisions is qualified, in its entirety, by reference to the Purchase Plan. Copies of the Purchase Plan document may be obtained by a stockholder upon written request to the Secretary of the Company at the executive offices in Westbury, New York.

         PURPOSE. The purpose of the Purchase Plan is to provide employees of the Company and designated parent or subsidiary corporations (collectively, "Participating Companies") an opportunity to participate in the ownership of the Company by purchasing Common Stock of the Company through payroll deductions.

         ADMINISTRATION. The Purchase Plan will be administered by the Compensation Committee of the Board (the "Committee") and may be administered by the Board. All costs and expenses incurred in plan administration will be paid by the Company without charge to participants. All cash proceeds received by the Company from payroll deductions under the Purchase Plan shall be credited to a non-interest-bearing book account.

         SHARES AND TERMS. The stock issuable under the Purchase Plan is the Company's authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock that may be issued under the Purchase Plan is 1,300,000. The share pool under the Purchase Plan shall be increased on the first trading day of each calendar year, beginning in 2002, by a number equal to the lesser of (a) 1% of the total number of shares of the Company's Common Stock then outstanding or (b) 750,000 shares of Common Stock. Common Stock subject to a terminated purchase right shall be available for purchase pursuant to purchase rights subsequently granted.

         ADJUSTMENTS. If any change in the Common Stock occurs (through recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration), appropriate adjustments shall be made by the Company to the class and maximum number of shares subject to the Purchase Plan, to the class and maximum number of shares purchasable by each participant on any one purchase date, and the class and number of shares and purchase price per share subject to outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

         ELIGIBILITY. Generally, any individual who is customarily employed by a Participating Company more than 20 hours per week and for more than five months per calendar year is eligible to participate in the Purchase Plan after the employee has completed six months of service with the Company. However, for the first offering period of the Purchase Plan, the six-month service requirement mentioned above will be waived. Approximately 1,500 employees, including 6 officers, will be eligible to participate in the Purchase Plan as of October 20, 2000.

         OFFERING PERIODS. The Purchase Plan is implemented by offering periods that generally have a duration of 6 months. A new offering period commences every six months. Generally, offering periods start on the first day in each of May and November and end, respectively, on the last day of October of the same year and April of the following year. The first offering period will begin on February 1, 2001 and will end on April 30, 2001.

         The participant will have a separate purchase right for each offering period in which he or she participates. The purchase right will be granted on the first day of the offering period and will be automatically exercised on the last day of the offering period.

         PURCHASE PRICE. The purchase price per share under the Purchase Plan is 85% of the lower of (i) the fair market value of a share of Common Stock on the last trading day before the commencement of the applicable offering period, or
(ii) the fair market value of a share of Common Stock on the purchase date. Generally, the fair market value of the Common Stock on a given date is the closing price of the Common Stock, as reported on the Nasdaq National Market System. The market value of the Common Stock as reported on the Nasdaq Stock Market at the close of business on October 20, 2000 was $4.06.

         LIMITATIONS. The plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following:

         1. No purchase right shall be granted to any person who immediately thereafter would own, directly or indirectly, stock or hold outstanding options or rights to purchase stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any of its parent or subsidiary corporations.

         2. In no event shall a participant be permitted to purchase more than 500 shares on any one purchase date.

         3. The right to purchase Common Stock under the Purchase Plan (or any other employee stock purchase plan that the Company or any of its subsidiaries may establish) in an offering intended to qualify under Section 423 of the Code may not accrue at a rate that exceeds $25,000 in fair market value of such Common Stock (determined at the time such purchase right is granted) for any calendar year in which such purchase right is outstanding.

         The purchase right shall be exercisable only by the participant during the participant's lifetime and shall not be assignable or transferable by the participant.

         PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS. Payment for shares by participants shall be by accumulation of after-tax payroll deductions during the offering period. The deductions may not exceed 15% of a participant's cash compensation paid during an offering period. Cash compensation for this purpose will include elective contributions that are not includable in income under Code Sections 125 or 401(k) and all bonuses, overtime, commissions, and other amounts to the extent paid in cash.

         The participant will receive a purchase right for each offering period in which he or she participates to purchase up to the number of shares of Common Stock determined by dividing such participant's payroll deductions accumulated prior to the purchase date by the applicable purchase price (subject to the "Limitations" section). The Plan Administrator may allow for the purchase of fractional shares. In the event that participants are allowed to purchase only whole shares, any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full share will be retained in the participant's account for the subsequent offering period or refunded at the discretion of the Plan Administrator. No interest shall accrue on the payroll deductions of a participant in the Purchase Plan.

         TERMINATION AND CHANGE TO PAYROLL DEDUCTIONS. A purchase right shall terminate at the end of the offering period or earlier if (i) the participant terminates employment and any payroll deductions that the participant may have made with respect to a terminated purchase right will be refunded or (ii) the participant elects to withdraw from the Purchase Plan. Any payroll deductions that the participant may have made with respect to a terminated purchase right under clause (ii) will be refunded unless the participant elects to have the funds applied to the purchase of shares on the next purchase date. A participant may decrease his or her deductions during an offering period as permitted by the Committee.

         AMENDMENT AND TERMINATION. The Purchase Plan shall continue in effect until the earlier of (i) the date that is 20 years following the date the Board adopted the Purchase Plan (ii) the date on which all shares available for issuance under the Purchase Plan shall have been issued or (iii) a Corporate Reorganization, unless the Purchase Plan is earlier terminated by the Board in its discretion.

         The Board may at any time alter, amend, suspend or discontinue the Purchase Plan. The approval of the stockholders will be obtained as to any share increase (except for the automatic share increase described under "Shares and Terms") and to the extent required by applicable law.

         In addition, the Company has specifically reserved the right, exercisable in the sole discretion of the Board, to modify or terminate the Purchase Plan immediately following any six-month offering period. If such right is exercised by the Board, then the Purchase Plan may terminate in its entirety and no further purchase rights will be granted or exercised, and no further payroll deductions shall thereafter be collected under the Purchase Plan, or the Purchase Plan may continue with a new offering period.

         CORPORATE REORGANIZATION. In the event of (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization; or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets or the complete liquidation or dissolution of the Company (a "Corporate Reorganization"), the purchase right under the Purchase Plan will automatically be exercised immediately before consummation of the Corporate Reorganization as if such date were the last purchase date of the offering period. The purchase price per share shall be equal to eighty-five percent (85%) of the lower of the fair market value per share of Common Stock on the last trading date immediately prior to the start of the offering period or the fair market value per share of Common Stock immediately prior to the effective date of such Corporate Reorganization. Any payroll deductions not applied to such purchase shall be promptly refunded to the participant.

         The grant of purchase rights under the Purchase Plan will in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

         PRORATION OF PURCHASE RIGHTS. If the total number of shares of Common Stock for which purchase rights are to be granted on any date exceeds the number of shares then remaining available under the Purchase Plan, the Committee shall make a pro rata allocation of the shares remaining.

         FEDERAL INCOME TAX CONSEQUENCES. The following is a general description of certain federal income tax consequences of the Purchase Plan. This description does not purport to be complete.

         The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Under a plan which so qualifies, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, by reason of the grant or exercise of the purchase rights issued thereunder. A participant will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

         A sale or other disposition of the purchased shares will be a disqualifying disposition if made before the later of two years after the start of the offering period in which such shares were acquired or one year after the shares are purchased. If the participant makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal to the amount by which the fair market value of such shares on the date of purchase exceeded the purchase price, and the participant will be required to satisfy the employment and income tax withholding requirements applicable to such income. In no other instance will the Company be allowed a deduction with respect to the participant's disposition of the purchased shares.

         Any additional gain or loss recognized upon the disposition of the shares will be a capital gain, which will be long-term if the shares have been held for more than one (1) year following the date of purchase under the Purchase Plan.

         The foregoing is only a summary of the federal income taxation consequences to the participant and the Company with respect to the shares purchased under the Purchase Plan. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any city, state or foreign country in which the participant may reside.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPANY'S 2001 EMPLOYEE STOCK PURCHASE PLAN.



                                  OTHER MATTERS

                  Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in their discretion on such matters.

                  Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm.
Costs of the solicitation will be borne by the Company.

                              STOCKHOLDER PROPOSALS

                  In accordance with regulations issued by the Securities and Exchange Commission by certified mail-return receipt requested, stockholder proposals intended for presentation at the 2001 Annual Meeting of Stockholders must be delivered to the Secretary of the Company at the principal executive office of the Company no earlier than

August 8, 2001, and not later than September 7, 2001 if such proposals are to be considered for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders.

                              By Order of the Board of Directors
                              /s/ James F. McCann
                              James F. McCann
                              Chairman of the Board and Chief Executive Officer

Westbury, New York
November__, 2000

                                                                      APPENDIX A

                             AUDIT COMMITTEE CHARTER


ORGANIZATION

The audit committee of the board of directors shall be comprised of at least three directors who are independent of management and the Company. Members of the audit committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. All audit committee members will be financially literate, and at least one member will have accounting or related financial management expertise.

STATEMENT OF POLICY

The audit committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of financial reports of the Company. In so doing, it is the responsibility of the audit committee to maintain free and open communication between the directors, the independent auditors, the internal auditors, and the financial management of the Company.

RESPONSIBILITIES

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are the highest quality.

In carrying out these responsibilities, the audit committee will:

o Obtain the full board of directors' approval of this Charter and review and reassess this Charter as conditions dictate (at least annually).

o Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

o Have a clear understanding with the independent auditors that they are ultimately accountable to the board of directors and the audit committee, as the shareholders' representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

o Review and concur with management's appointment, termination, or replacement of the director of internal audit.

o Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditor's compensation, and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors.

o Review with the independent auditors, the Company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review Company policy statements to determine their adherence to the code of conduct.

o Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.

o Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

o Inquire of management, the internal auditor, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

o Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

o Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the Form 10-Q (or prior to the press release of results, if possible) to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the committee by the auditors. The chair of the committee may represent the entire committee for purposes of this review.

o Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the committee by the auditors. Also review with financial management and the independent auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the organization's accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

o Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of audit.

o Review accounting and financial human resources and succession planning within the Company.

o Report the results of the annual audit to the board of directors. If requested by the board, invite the independent auditors to attend the full board of directors meeting to assist in reporting the results of the annual audit or to answer other directors' questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the audit committee meeting during which the results of the annual audit are reviewed).

o On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the board of directors take, appropriate action to ensure the continuing independence of the auditors.

o Review the Annual Report on Form 10-K disclosing whether or not the committee had reviewed and discussed with management and the independent auditors, as well as discussed within the committee (without management or the independent auditors present), the financial statements and the quality of accounting principles and significant judgments affecting the financial statements. In addition, disclose the committee's conclusion on the fairness of presentation of the financial statements in conformity with GAAP based on those discussions.

o Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

o Review the Company's disclosure in the proxy statement for its annual meeting of shareholders that describes that the Committee has satisfied its responsibilities under this Charter for the prior year. In addition, include a copy of this Charter in the annual report to shareholders or the proxy statement at least triennially or the year after any significant amendment to the Charter.

                                 (Form of Proxy)
                             1-800-FLOWERS.COM, INC.
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - December 6, 2000
       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)


The undersigned stockholder of 1-800-FLOWERS.COM, Inc. hereby appoints James
F. McCann, Chairman of the Board and Chief Executive Officer, and Gerard M. Gallagher, Senior Vice President, General Counsel, or any one of them, with full power of substitution in each, as proxies to vote the shares of stock, in accordance with the undersigned's specifications, which the undersigned could vote if personally present at the Annual Meeting of Stockholders of 1-800-FLOWERS.COM, Inc. to be held at the offices of the Company's subsidiary, The Plow & Hearth Inc., which is located at State Route 230 West, Madison, Virginia 22727, on Wednesday, December 6, 2000 at 9:00 a.m. eastern standard time or any adjournment thereof.

1.   ELECTION OF DIRECTORS (for terms as described in the Proxy Statement)

     FOR all nominees below                   WITHHOLD AUTHORITY
     |_| (EXCEPT AS MARKED TO THE CONTRARY)   |_| to vote for all nominees below

     Jeffrey C. Walker, Kevin J. O'Connor, Lawrence V. Calcano

     INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided below.


--------------------------------------------------------------------------------



2.   RATIFICATION OF ACCOUNTANTS

     FOR                   AGAINST                   ABSTAIN WITH RESPECT TO
        |_|                  |_|                              |_|

     proposal to ratify the selection of Ernst & Young LLP, independent public accountants, as auditors of the Company for the fiscal year ending July 2, 2001 as described in the Proxy Statement.

3.   APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN


     FOR                   AGAINST                   ABSTAIN WITH RESPECT TO
        |_|                  |_|                              |_|

     proposal to approve the Company's Employee Stock Purchase Plan as described in the Proxy Statement.

     UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AS DIRECTORS, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO OTHER MATTERS WHICH PROPERLY COME BEFORE THE ANNUAL MEETING.

     All of the proposals set forth are proposals of the Company. None of the proposals is related to or conditioned upon approval of any other proposal.

Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.




                                         ---------------------------------------




                                         ---------------------------------------
                                            Signature(s) of Stockholder


Dated:____________________